Exhibit 5
PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio 43215
Telephone: (614) 227-2000
Fax: (614) 227-2100
August 9, 2005
Too, Inc.
8323 Walton Parkway,
New Albany, Ohio 43054

Re:	Registration Statement on Form S-8
Too, Inc. 2005 Stock Plan for Non-Associate Directors (the “Plan”)
Ladies and Gentlemen:
     We have acted as counsel for Too, Inc., a Delaware corporation (“Too”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Too with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 350,000 shares of Too, Inc. Common Stock, $.01 par value (the “Shares”), to be issued under the Plan.
     In connection with this opinion, we have examined such corporate records, documents and other instruments of the registrant as we have deemed necessary.
     Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP